UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2019

CAMBRIDGE BANCORP

(Exact name of Registrant as Specified in Its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-38184 (Commission File Number)	04-2777442 (IRS Employer Identification No.)

1336 Massachusetts Avenue Cambridge, MA 02138
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 876-5500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2018, Cambridge Bancorp (the “Company”) entered into amended and restated change in control letter agreements (each, a “2018 CIC Agreement”) with each of Mr. Michael Carotenuto, Mr. Martin Millane, and Ms. Jennifer Pline (each, an “Executive”).  Subsequent to entering into the 2018 CIC Agreements, certain market best practices relating to executive compensation arrangements have shifted, and the Company has become aware that the pre-existing, legacy language in the 2018 CIC Agreements includes (i) a potentially problematic “good reason” definition which could permit the Executives to terminate employment for any reason or no reason during a six-month period beginning six months following a change in control and to receive enhanced change in control severance payments (the “walk right”) and (ii) a liberal change in control definition which could result in enhanced change in control severance payments to the Executives without an actual change in control occurring.

The Company’s intention is for its executive compensation programs to be aligned with market best practices, and the Company continues to consider feedback from shareholders on the Company’s executive compensation programs when making compensation decisions for its named executive officers.  To demonstrate this commitment, (i) the Company has entered into further amended and restated change in control letter agreements (each, a “2019 CIC Agreement”) with each of the Executives, as described further below, and (ii) the Compensation Committee of the Company’s Board of Directors has resolved not to enter into any new agreements, arrangements, or plans in the future with its named executive officers that would include such potentially problematic pay practices.

The 2019 CIC Agreements will become effective 10 business days following execution of such agreements.  In accordance with their terms, the 2019 CIC Agreements automatically renew each January 1 following the effective date unless terminated by the Company prior to September 30 of the preceding year, provided however, that if a change in control occurs, the 2019 CIC Agreements will continue in effect for a period of twelve months following such change in control, notwithstanding any notice to terminate provided by the Company.

Pursuant to the 2019 CIC Agreements, if an Executive’s employment is terminated by the Company without “cause” or the Executive terminates employment for “good reason” (each as defined in the 2019 CIC Agreements) within twelve months following a change in control (that is, a “reorganization event” as defined in the Company’s 2017 Equity and Cash Incentive Plan), the Executive will be entitled to, in addition to any accrued compensation: (i) a severance payment equal to two times the Executive’s “final average compensation” (as defined in the 2019 CIC Agreements); and (ii) continued participation, for a period of up to one year, in welfare benefit plans in which the Executive participated prior to termination of employment at the Executive’s cost. In the event that the severance payment and benefits provided under the 2019 CIC Agreements, together with any other payments the Executive is entitled to receive from the Company or its affiliates, constitute a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will reduce the payments, to the minimum extent necessary, if it would put the Executive in a better after-tax position than if such Executive were to pay the excise tax on such payments and benefits.

As a condition to receiving the severance payment described above, the 2019 CIC Agreements provide that the Executive will not, for a period of one year following his or her termination from employment, compete either directly or indirectly (other than as a holder of less than 10% of any publicly-traded securities) with the Company and any subsidiary or affiliate of the Company in any city or town in which the Company or such subsidiary or affiliate operates at any time during the term of the 2019 CIC Agreements, and any contiguous city or town.

As described above, the 2019 CIC Agreements modify certain terms of the 2018 CIC Agreements, including:

(1)	Removing the concept of a “potential change in control” (as defined in the 2018 CIC Agreements),
(2)	Amending the definition of “change in control” to align with the definition of “reorganization event” in the Company’s 2017 Equity and Cash Incentive Plan, and
(3)	Revising the definition of “good reason” to eliminate the walk right.

The foregoing description of the 2019 CIC Agreements is qualified in its entirety by reference to the 2019 CIC Agreements that are attached hereto as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3 of this Current Report on Form 8-K, each of which is incorporated by reference into this Item 5.02.

Item 9.01.Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
10.1	Agreement with Mr. Michael Carotenuto, dated April 26, 2019.
10.2	Agreement with Mr. Martin Millane, dated April 26, 2019.
10.3	Agreement with Ms. Jennifer Pline, dated April 26, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMBRIDGE BANCORP

April 29, 2019
	By	/s/ Michael F. Carotenuto
Michael F. Carotenuto
Senior Vice President and Chief Financial Officer